                                                                 EXHIBIT (9)(b)

                                   AGREEMENT
                                    BETWEEN
                      AMERICAN INTERNATIONAL GROUP, INC.
                                      AND
           AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

   This Agreement, made and entered into as of December 13, 1991, by and between American International Group, Inc., a Delaware corporation ("AIG"), and American International Life Assurance Company of New York, a New York corporation ("A.I. Life").

                                  WITNESSETH:

   WHEREAS, AIG is the ultimate beneficial owner of 100% of the outstanding common stock of A.I. Life;

   WHEREAS, A.I. Life has issued and intends to issue insurance policies including annuity contracts ("policies") to third parties; and

   WHEREAS, AIG and A.I. Life desire to take certain actions to enhance and maintain the financial condition of A.I. Life as hereinafter set forth in order to enable A.I. Life to issue such policies;

   NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

   1. Stock Ownership. During the term of this Agreement AIG will be the ultimate beneficial owner of all of the capital stock of A.I. Life now or hereafter issued and outstanding and AIG agrees that it will not pledge, assign or otherwise encumber such capital stock.

   2. Net Worth. AIG agrees that it shall, cause AI Life to have at all times during the term of this Agreement a policyholders surplus of not less than one million dollars ($1,000,000) or such greater amount as shall be sufficient to enable A.I. Life to perform the obligations under any policy issued by A.I. Life.

   3. Liquidity Provision. If during the term of this Agreement A.I. Life needs funds not otherwise available to it to make timely payment of its obligations under the policies or otherwise, AIG shall provide, at the request of A.I. Life, such funds in cash, either as equity or as a loan at AIG's option, on a timely basis. If such funds are advanced to A.I. Life as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as AIG and A.I. Life shall agree.

   4. Waivers. AIG hereby waives any failure or delay on the part of A.I. Life in asserting or enforcing any of its rights or in making any claims or demands hereunder.

   5. Termination; Amendment. Subject to the limitations contained in this paragraph 5, AIG shall have the absolute right to terminate this Agreement upon 30 days written notice to A.I. Life. This Agreement may be amended at any time by written amendment or agreement signed by both parties subject to the limitations contained in this paragraph 5. Notwithstanding the amendment to or the termination of this Agreement, the obligations of AIG under paragraphs 1, 2 and 3 of this Agreement shall continue so long as any policy written prior to the termination of this Agreement is in force unless all policyholders of such policies consent in writing to the contrary; provided, however, that AIG shall have the right without the consent of any such policyholders to terminate this Agreement in the following circumstances:

       a) upon transfer of the entire book of business of A.I. Life then outstanding to an entity with a rating, from Standard & Poor's Corporation ("S&P") or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I. Life as supported by this Agreement at the time of such transfer;

       b) upon transfer or sale of A.I. Life to an entity with a rating, from S&P or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I. Life as supported by this Agreement at the time of such transfer or sale; or

       c) upon the attainment by A.I. Life of a rating, from S&P or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, without consideration of the support provided by this Agreement, equivalent to or better than the rating of A.I. Life as supported by this Agreement at such time.

   6. Rights of Policyholders. Any policyholder holding a policy issued by A.I. Life prior to the termination of this Agreement shall have the right to demand that A.I. Life enforce A.I. Life's rights under paragraphs 1, 2 and 3 of this Agreement, and, if A.I. Life fails or refuses to take timely action to enforce such rights or if A.I. Life defaults in any claim or other payment owed to any such policyholder when due, such policyholder may proceed directly against AIG to enforce A.I. Life's rights under paragraphs 1, 2 and 3 of this Agreement.

   7. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

           If to AIG:       American International Group, Inc.
                            70 Pine Street
                            New York, New York 10270
                            Attention: Treasurer

           If to A.I. Life: American International Life Assurance
                            Company of New York
                            70 Pine Street
                            New York, New York 10270
                            Attention: President

   8. Successors. The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of AIG and its successors and A.I. Life and its successors.

   9. Governing Law. This Agreement shall be governed by the laws of the State of New York.

(SEAL)                                AMERICAN INTERNATIONAL GROUP, INC.

Attest:                               By: /s/
                                          ------------------------------------

/s/
------------------------------------

(SEAL)                                AMERICAN INTERNATIONAL LIFE ASSURANCE
                                      COMPANY0F NEW YORK

Attest:                               By: /s/
                                          ------------------------------------

/s/
------------------------------------

                      AMERICAN INTERNATI0NAL GROUP, INC.
                     70 Pine Street, New York, N.Y. 10270
                            Telephone 212 770-7000

November 11, 1993

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Attention:   Robert Riegel
             Assistant Vice President - Financial Institutions

Gentlemen:

American International Group, Inc, ("AIG") hereby agrees that notwithstanding the rights provided under Section 5 of the Agreement between AIG and its wholly owned subsidiary, American International Life Assurance Company of New York ("A. I. Life"), dated as of December 13, 1991 (the "Agreement"), AIG will exercise the right to terminate the Agreement only under the. following circumstances:

    a) upon transfer of the entire book of business of A.I. Life then outstanding to an entity with a rating, from Moody's Investors Service, Inc. ("Moody's") or if Moody's shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I. Life as supported by the Agreement at the time of such transfer;

    b) upon transfer or sale of A.I. Life to an entity with a rating, from Moody's or if Moody's shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I. Life as supported by the Agreement at the time of such transfer or sale; or

    c) upon the attainment by A.I. Life of a rating, from Moody's or if Moody's shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, without consideration of the support provided by the Agreement, equivalent to or better than the rating of A.I. Life as supported by the Agreement at such time.

AIG further agrees to include a copy of this letter with the Agreement upon any distribution of the Agreement to third parties.

Very truly yours,

American International Group, Inc.

By: /s/
    -----------------------------
    William N. Dooley

    /s/
    -----------------------------
    Kathleen E. Shannon